Exhibit 99.1

Sequential Brands Group Appoints Andrew Cooper as President

NEW YORK, Aug. 22, 2016 (Globe Newswire) -- Sequential Brands Group, Inc. (Nasdaq:SQBG) ("Sequential"), announced today the appointment of Andrew Cooper as President reporting directly to CEO Yehuda Shmidman.

"We are pleased to welcome Andrew Cooper to the management team at Sequential. Andrew’s expertise in helping companies achieve operational excellence and maximize productivity will both strengthen our infrastructure and help to drive our long-term goals for the business,” stated William Sweedler, Chairman of Sequential and Co-Founder of Tengram Capital Partners, L.P.

Sequential CEO Yehuda Shmidman added, “The expansion of our corporate management team reflects the overall expansion of our business, and our desire to continue executing our growth plan.  In a short time, our team has successfully built a portfolio of brands that represented less than $100 million in global retail sales a few years ago to a portfolio that currently generates $4 billion in global retail sales. As we work towards achieving our future growth goals, it's exciting to know that our team has expanded in parallel, putting us in the perfect position to deliver results."

Andrew Cooper has over 20 years of business development, operating, and private equity investing experience at high growth companies across multiple sectors. Most recently, Mr. Cooper served as a Partner of Pegasus Capital Advisors and CEO of Universal Lubricants, a Pegasus Capital portfolio company. Prior to that, Mr. Cooper held the role of Senior Vice President at Priceline.com where he launched the Vacation Packages business unit and drove implementation of private label and brand licensing programs with major travel companies. He graduated from University of Pennsylvania’s Wharton School of Business and magna cum laude from Duke University.

Mr. Cooper was recruited by Sequential through a process conducted by Tengram Captial Partners, L.P.

ABOUT SEQUENTIAL BRANDS GROUP, INC.

Sequential Brands Group, Inc. (NASDAQ:SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands in the fashion, home and active categories. Sequential seeks to ensure that its brands continue to thrive and grow by employing strong brand management, design and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and around the world.  For more information, please visit Sequential's website at: www.sequentialbrandsgroup.com. To inquire about licensing opportunities, please email: newbusiness@sbg-ny.com.

Media Contact:

Jaime Cassavechia

212-518-4771 x108

jcassavechia@sbg-ny.com